Hasbro, Inc.

Performance Rewards Program

January 1, 2016

Hasbro, Inc.

Performance Rewards Program

1.0              Background

1.1       Performance Rewards Program (PRP)

§ Establishes standard criteria to determine plan eligibility, and overall company, business or commercial area, and individual performance objectives.

§ Provides the guidelines for the establishment of target awards as a percent of annual earned salary based on job level.

§ Plan pay-out is based on a combination of company, business or commercial area, and individual performance.

§  Performance objectives and goals are established to measure performance achievement and may be based on one or a combination of the following: sales (net revenues), operating margin and returns (free cash flow) for company and business or commercial area performance, as well as an individual component.

1.2       Purpose

Hasbro, Inc., herein referred to as “the Company” has established this plan for the purpose of providing incentive compensation to those employees who contribute significantly to the growth and success of the Company’s business; to attract and retain, in the employ of the Company, individuals of outstanding ability; and to align the interests of employees with the interest of the Company’s shareholders.

1.2.1    General Guideline

No employee of the Company has any legal entitlement to participate in the PRP or to receive an award under the PRP.

1.3       Scope

The Plan is applicable to all subsidiaries and divisions of the Company, including the Corporate group, on a worldwide basis.

                        1.3.1    Eligibility

Employees, as determined by management, whose duties and responsibilities contribute significantly to the growth and success of the Company’s business, are eligible to participate in the Plan.  Eligibility will be determined by an employee’s job level in accordance with the Company’s method of job evaluation as appropriate.  Eligibility to participate in the Plan does not guarantee the receipt of an award under the Plan.

Unless otherwise required by law, if an employee is eligible to participate in the Plan, the Sales Rewards Program, the High Growth Bonus Plan and/or any other annual incentive plan implemented from time to time by the Company, such employee may only participate in one plan per year, such plan as determined by the Company in its sole discretion.

1.3.2    Exclusion of Senior Management Performance Plan Participants
Notwithstanding any of the above, those executive officers of Hasbro, Inc. who are identified as participants under the Company’s 2009 Senior Management Annual Performance Plan (or any successor shareholder approved bonus plan) are not eligible to participate in the PRP.  However, executive officers who are not identified as participants in the 2009 Senior Management Annual Performance Plan (or a successor plan) are eligible to participate in the Plan.

2.0       Incentive Award Levels

            2.1       Target Incentive Award

                        Target awards are expressed as a percentage of earned salary for the plan year.  For purposes of this Plan, earned salary means all base compensation for the participant for the year in question, which base compensation shall include all base compensation amounts deferred into the Company’s retirement savings plan, the Company’s Non-Qualified Deferred Compensation Plan, and/or any similar successor plans for the fiscal year and excludes any bonus or other benefits, other than base compensation, for the plan year.  By design, these are the award levels that plan participants are eligible to earn when they and their applicable business units perform as expected (i.e., achieve their goals and objectives).  Incentive target awards are determined by job level and vary by region.

            2.2       Maximum Incentive Award

Under this incentive plan the maximum award for employees below job level 80 is 200% of the target award.  The maximum award for employees in a job level 80 or above is 300% of the target award.

3.0       Measures of Performance for 2016

            3.1       Establishing Company and Business Area or Commercial Area Performance Targets

                        In the first quarter of the plan year, the Company’s senior management establishes the level of target performance for the year associated with each of the Company and Business Area performance metrics.  Those target levels are reviewed and approved by the Company’s President and Chief Executive Officer and by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

            3.2       Overall Company Performance

Each PRP formula award contains a performance component related to overall Hasbro company performance.  For 2016, the Company component is measured by Sales, Operating Margin, and Returns.  Overall Company performance is determined by individually assessing performance against goal for each metric, applying the acceleration/deceleration scale, weighting each metric and summing the total.   The weighting and definition of the overall Company measures are:

Measure	Definition	% of Company Measure
Sales (net revenues)	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income	40%
Operating Margin	Operating Profit divided by Net Revenues	40%
Returns (Free Cash Flow)	Net cash provided by operating activities – Capital Expenditures	20%

Each metric, before the acceleration/deceleration scale is applied, must achieve a threshold performance of 80% or no award is payable under the metric that did not achieve threshold performance.

For example:

If sales is achieved at 100% of target (which results in 100% payout based on the acceleration/deceleration scale) and operating margin is achieved at 85% of target (which results in at 70% payout) but returns does not reach threshold performance, then overall Company performance will only pay out on sales and operating margin.  The aggregate weighted payout would be:

(100% x 40%) + (70% x 40%) + (0% x 20%) = 68%

Corporate payout would be 68%.

            3.3       Individual Performance

Individual performance will be determined by the participant’s supervisor and approved by the Division/Subsidiary senior executive or Corporate functional head, where appropriate.  It will be based upon actual job performance consistent with goals/objectives outlined during performance reviews for the plan year.

            3.4       Business Area /Commercial Area Performance

The formula will include either a Business Area or Commercial Area component, as determined under this program.

Each Business Area will assess performance based on Sales Growth and Operating Margin specific to the business area.  Unlike the Company component where an individual metric’s failure to reach the threshold performance of 80% does not impact another individual metric’s ability to reach the threshold performance and payout, for the Business Area component, the individual performance of each metric must meet a minimum threshold performance of 80%, before the acceleration/deceleration scale is applied, or no award is payable for the business area component. The weighting and definition of the Business Area component are:

Measure	Definition	% of Business Area Measure
Sales (net revenues) Growth	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty income	50%
Operating Margin	Operating Profit divided by Net Revenues	50%

Each Commercial Area will assess performance based on Sales Growth and Operating Margin (specific to Commercial Area), Consumer Products Net Revenue and Consumer Product Operating Margin (specific to Regional Commercial Area) and Franchise Brand Revenue (specific to Commercial Area). The weightings and definition of the Commercial Area Component are:

Measure	Definition	% of Commercial Area Measure
Sales (net revenues) Growth	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty income	40%
Operating Margin	Operating Profit divided by Net Revenues	40%
Consumer Product Net Revenues	Net Revenues	5%
Consumer Product Operating Margin	Operating Profit divided by Net Revenues	5%
Franchises Brand Revenue	Net revenue from all properties (including co-brands)	10%

The Commercial Area Sales Growth and Operating Margin relevant to the country or region as identified in the formula must each meet a minimum threshold performance of 80%, before the acceleration/deceleration scale is applied, or no award is payable for these two metrics.

The Consumer Products Net Revenue and Operating Margin must each meet a minimum threshold performance of 80% before the acceleration/deceleration scale is applied or no award is payable for these two metrics.

The Franchise Brand Revenue must meet a minimum threshold performance of 80% before the acceleration/deceleration scale is applied or no award is payable for this metric.

Those jobs, which are corporate in nature will comprise the “Corporate” business area and the performance for this component will be based on overall Company performance as described in section 3.2, rather than the Business Area or Commercial Area measures outlined above in this Section 3.4.

      3.4.1      Bonus formula metrics for employees in levels 10 and below are used to assess performance at the overall Company level, Business Area or Commercial Area level (where applicable), and individual level.

A portion of all PRP formulas will have metrics tied to Corporate performance and individual performance.  The weighting of the Corporate component may be 20% or 66% (in the case of employees in the “Corporate” Business Area) of the formula metric and the individual component will be weighted 20% or 34% (in the case of employee in the “Corporate” business area) of the formula metric. The business or commercial area component will be 60% of the formula metric and used in formulas where appropriate.

Bonus formula metrics are subject to review annually by the CEO.

3.4.2      Bonus formula metrics for level 80 employees are based on the employee’s role and will be comprised of either 100% overall company performance with a personal performance modifier (see note below) or be based on 40% overall company performance and 60% Business Area performance with a personal performance modifier (see note below).

*Definition of the personal performance modifier: Individual Management Business Objectives (MBOs) are set before the end of Q1 of the plan year. These are established between the level 80 employee and the CEO and/or COO.  Performance is reviewed annually. If MBO's are exceeded, pay out can be up to 150% of formula bonus; if MBO's are met, pay out can be up to 100% of formula bonus; if MBO's are not met, pay out can be reduced to 0% of formula. Maximum bonus may not exceed 300% of the target.

4.0              Development of Formula Incentive Award

At the end of the fiscal year, the overall Company and each Business Area or Commercial Area’s actual performance for each financial component of the formula portion of the bonus awards will be calculated (based on the Company’s and each Business Area or Commercial Area’s performance as of year-end) and approved by the Chief Financial Officer, ("CFO").  The net revenue and operating margin for the Business Area or Commercial Area metrics must individually achieve a minimum performance of 80% against target to qualify for that component payout.  If one net revenue metric achieves 80% or higher, and the corresponding operating margin metric does not, the component payout will be 0%.  An acceleration/deceleration scale will then be applied to each individual metric as follows to develop the payout for each metric.

Scale A:

                Performance %                  Payout Scale %

                < 80%                                    0%                          Minimum performance 80%

                80%                                        60%                        For every 1% below target, 2% decrease in award

                100%                                     100%                     Target performance = 100% payout

                105%                                     115%                     For every 1% above 100%, 3% increase in award

                111%                                     134%                     For every 1% above 110%, 4% increase in award

                127%+                                   200%                     Maximum payout

            Scale B:

Only applies to Consumer Product Net Revenue and Consumer Product Operating Margin calculations

                Performance %                  Payout Scale %

                < 80%                                    0%                          Minimum performance 80%

                80%                                        70%                        For every 1% below target, 1.5% decrease in award

                100%                                     100%                     Target performance = 100% payout

                105%                                     110%                     For every 1% above 100%, 2% increase in award

                138%                                     176%     For every 1% above 138%, 3% increase in award

                145%+                                   200%                     Maximum payout

In contrast, for the Company component, the 80% threshold is applied to each metric before the acceleration/deceleration scale is applied.  Each metric must then achieve a threshold performance of 80% or no award is payable under the metric that did not achieve the threshold performance.

The payout attributable to each metric will then be weighted and added to arrive at the overall formula payout.

Illustrative examples of the development of a formula payout for the Business Area component are as follows:

If Business Area revenue is achieved at 90% of target (which results in an 80% payout based on the acceleration/deceleration scale) and operating margin is at 65% (which is below 80% threshold), the business unit will not pay out.

or

If Business Area is achieved at 90% target (which results in an 80% payout), and operating margin is achieved at 85% target (which results in a 70% payout) the aggregate weighted payout is:

                        (80% x 50%) + (70% x 50%) = 75% business unit payout

Once all of the Business Areas or Commercial Areas have calculated the formula incentive awards, the award pools by Business Areas or Commercial Areas are developed.  These Business Area/Commercial Area award pools, combined with the formula incentive award at the corporate level, will equal the aggregate of the formula incentive awards for all eligible employees in the Company, including the budgeted individual performance component for all eligible employees.

4.1      Formula Award

The formula incentive award is a calculation of an award based on the actual performance achieved by the overall Company, and each of its applicable Business Areas or Commercial Areas, as well as the budgeted individual performance percentage to be applied across the Company as a whole.

Business Area or Commercial Area incentive pool dollars are derived from the aggregate of the formula awards within each area.

4.2       Formula Pool

The Company calculates, based on the Company’s performance through the end of the year, the performance at the corporate level, and for each Business Area or Commercial Area at the Business Area or Commercial Area level, against the applicable performance targets.  The Company also calculates, based on the Company’s and its Business Area or Commercial Area’s performance, the targeted total pool to be used for the year for rewarding individual performances across the Company as a whole.  Those pools as established (composed of the pools for the Company’s performance, the performance of each of the Company’s Business Area or Commercial Area, and for the total individual performances across the Company) are aggregated.  Collectively these amounts constitute one aggregate formula pool (referred to hereafter as the “Formula Pool”), based on performance as of the end of the year, which the Company will pay out to all participants in the PRP collectively for performance during the year.

Although the Chief Executive Officer of the Company and the Compensation Committee reserve the right to alter the Formula Pool after year end, but prior to the actual payment of awards to participants in the PRP, it is expected that such discretion will only be exercised in rare or extreme circumstances, and that generally the entire Formula Pool, as it has been computed, will be paid (absent any affirmative exercise of this discretion) out to the participants in the PRP collectively following the closing of the year in question.

4.3       Additional Individual Performance Awards in Excess of the Formula Award

            Following the end of the year, but prior to the payment of all awards under the PRP with respect to the completed fiscal year, management of the Company may determine to add additional funding to the plan to cover individual performance awards for some employees or officers in excess of the amounts used to compute the Formula Pool.  To the extent such determinations are made they are subject to the approval of the appropriate management of the Company.  Collectively any amounts set aside to reward individual performances and personal performance multipliers across the Company beyond the aggregate amount reflected in the Formula Pool will hereafter be referred to as the “Additional Individual Performance Pool”.  The aggregate amount of the Additional Individual Performance Pool is subject to the approval of both the Chief Executive Officer and the Compensation Committee.

            4.4       Total Awards under the PRP

The aggregate of all payouts under the PRP shall consist of the sum of the Formula Pool and the Additional Individual Performance Pool.  In addition to the procedures set forth above, any performance awards recommended under the PRP which exceed one times a participant’s base salary must be reviewed and approved by the Company’s Chief Executive Officer.

4.5       Management Review

Payment of any award to an employee is subject to management’s review.

§  For purposes of the PRP, management has the ability to review the proposed payout of any award under the PRP to an eligible plan participant and to determine whether such proposed payout should be adjusted.   In completing this review, management has the option of providing a zero value payout to the employee regardless of Company, Business or Commercial Area  or individual performance.  For participants that do not receive an award or that receive a reduced award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

5.0       Removals, Transfers, Terminations, Promotions and Hiring Eligibility

            Except to the extent applicable legal requirements mandate a different result for a Plan participant, the following scenarios will be dealt with under the Plan in the manner set forth below.

            5.1       Participants whose employment with the Company is terminated because of retirement or disability:

§  After the close of the plan year, but prior to the actual distribution of awards for such year, may be awarded an incentive award for the plan year at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

§ After the beginning, but prior to the close of the plan year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.

            5.2       Participants whose employment with the Company is terminated because of death:

§  After the close of the plan year, but prior to the actual distribution of awards for such year, shall be awarded an incentive award for the plan year.  Such payment will be made to the deceased employee’s estate or designated beneficiary.

§  After the beginning, but prior to the close of the plan year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  Any such payments will be made to the deceased employee’s estate or designated beneficiary.

            5.3       Participants who resign for any reason after the close of the plan year but prior to the distribution of awards for such year will not receive an incentive award.  For any such participant, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management if the planning budgets have already been established.

            5.4       Participants who are discharged from the employ of the Company or any of its subsidiaries for cause or for any offense involving moral turpitude or an offense involving breach of the fiduciary duty owed by the individual to the Company will not be entitled to an award for any plan year.  For any such participant, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

            5.5       Participants who are discharged from the employ of the Company or any of its subsidiaries due to any reason other than the ones enumerated above, including, without limitation, participants who are discharged due to job elimination:

§  After the close of the plan year, but prior to the actual distribution of awards for such year, may be awarded an incentive award for the plan year.  No award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

§ After the beginning, but prior to the close of the plan year, the participant is no longer eligible for that year. However, a discretionary award may be granted by the Chief Human Resource Officer.

            5.6       Participants under statutory or contractual notices as may be required by applicable law:

§  On December 31st of the plan year, may be awarded an incentive award for the plan year.  Except as may be required by applicable laws, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

§ Which ends prior to the close of the plan year shall not be eligible for an incentive award for that plan year. However, a discretionary award may be granted by the Chief Human Resource Officer.

            5.7       Participants transferred during the plan year from one division of the Company to another will be eligible to receive an award (subject to achievement of the requisite organizational and individual performance) through the division in which he or she is employed at the end of the plan year, but the award amount may be based on the performance made in each division in which the individual was employed during the year.

            5.8       Employees hired during the plan year must be actively employed on or before October 1st of the plan year to participate in the bonus for that plan year.  Awards will be made based upon the employee's earned salary during the period of their employment with the Company during the plan year.

            5.9       The eligibility for an award and plan status of employees who remain employed with the Company during the plan year but whose change in employment status through promotion or reclassification affects their level of participation:

§ Prior to October 1st of the plan year, will participate at the level consistent with the promotion or reclassification.
§ After October 1st but prior to the close of the plan year, will participate at the level consistent with their classification prior to the promotion or reclassification.

                                   5.10     The eligibility for an award and plan status of employees who remain employed with the Company during the plan year but whose change in employment status through demotion affects their level of participation will be determined by the Chief Human Resource Officer.

6.0       Administration of the Plan

            6.1       Amendments to the Plan (Contingency Clause)

The Chief Executive Officer and the Compensation Committee of the Board of Directors reserve the right to interpret, amend, modify, or terminate the Plan in accordance with changing conditions at any time in their sole discretion.

            6.2       Incentive Award Distribution

                        Incentive awards, when payable, shall be paid as near to the close of the company’s fiscal year as may be feasible.  In furtherance of the preceding sentence, any incentive awards under the Plan will be paid no later than the date allowable to insure tax deductibility in the year of accrual, which in the case of the United States is March 15, 2017.  Participants in the Plan must be employed at the time of award distribution in order to receive bonus payments, except as provided in Section 5.0.

                        No individual has the rights to receive an award until it has been approved and distributed in accordance with the provisions of this plan.

            6.3       Non-Assignment of Awards

                        Participants eligible to receive incentive awards shall not have any right to pledge, assign, or otherwise dispose of any unpaid or projected awards.

            6.4       Deferral of Awards

Participants eligible to defer incentive awards through the Deferred Compensation Program (DCP) may elect to do so during the annual DCP enrollment.

6.5       Clawback of Awards

By accepting any incentive compensation under the Plan the participant hereby acknowledges and agrees that (i) any incentive compensation the participant is awarded is subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, and (ii) any incentive compensation the participant is awarded will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement was a material condition to receiving any incentive compensation under the Plan, which would not have been awarded to the participant otherwise.

6.6       Stock Ownership

            Additionally, the participant acknowledges and agrees that if the participant is now, or becomes subject in the future to, the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014 as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”),  then the receipt of any incentive compensation under the Plan is contingent upon the participant’s compliance with the terms of the Stock Ownership Policy, including without limitation, the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met.  Failure to comply with the Stock Ownership Policy may, in the Company’s sole discretion, result in the reduction or total elimination of any incentive compensation that otherwise might be payable under the Plan, and/or result in the Company determining to substitute other forms of compensation, such as equity, for any award the participant otherwise might have received under the Plan.